UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):	April 8, 2016

Hudson Technologies, Inc.
(Exact Name of Registrant as Specified in Its Charter)

New York
(State or Other Jurisdiction of Incorporation)

1-13412	13-3641539
(Commission File Number)	(IRS Employer Identification No.)

PO Box 1541, One Blue Hill Plaza Pearl River, New York	10965
(Address of Principal Executive Offices)	(Zip Code)

(845) 735-6000
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 8, 2016, Hudson Technologies Company (“HTC”), a subsidiary of Hudson Technologies, Inc. (the “Registrant”), executed and entered into a Fifth Amendment to Revolving Credit, Term Loan and Security Agreement (the “Amendment”) with PNC Bank, National Association (“PNC”), dated April 8, 2016, which amended HTC’s existing credit, term loan and security agreement with PNC (the “Facility”). As a result of the Amendment, the Maximum Loan Amount (as defined in the Facility) has been increased from $40,000,000 to $50,000,000, and the Maximum Revolving Advance Amount (as defined in the Facility) has been increased from $36,000,000 to $46,000,000. Additionally, as a result of the Amendment, the Termination Date of the Facility (as defined in the Facility) has been extended to June 30, 2020.

In connection with the Amendment, on April 8, 2016, the Registrant and its subsidiary, Hudson Holdings, Inc., entered into a Guarantors’ Ratification in which they acknowledged that the obligations under the Facility (as amended) are secured by their existing guaranty and suretyship agreements (the “Guarantors’ Ratification”). All other material terms of the Facility remain unchanged.

The foregoing description of the Amendment and related documents does not purport to be complete and is qualified in its entirety by reference to the Amendment, the Second Amended and Restated Revolving Credit Note, and the Guarantors’ Ratification, which are filed as exhibits to this report and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit 10.1	Fifth Amendment To Revolving Credit, Term Loan And Security Agreement between Hudson Technologies Company, and PNC Bank, National Association, dated April 8, 2016
Exhibit 10.2	Second Amended and Restated Revolving Credit Note, dated April 8, 2016, by Hudson Technologies Company as borrower in favor of PNC.
Exhibit 10.3	Guarantors’ Ratification dated April 8, 2016, by the Registrant and Hudson Holdings, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUDSON TECHNOLOGIES, INC.

Date: April 14, 2016	By:	/s/ Stephen P. Mandracchia
		Name:	Stephen P. Mandracchia
		Title:	Vice President Legal & Regulatory, Secretary